Exhibit 99.1

SIGA Appoints William J. Haynes as General Counsel

New York, New York, June 4, 2012 — SIGA Technologies, Inc. (NASDAQ: SIGA), a company specializing in the development of pharmaceutical agents to fight pathogens capable of use as bioweapons, announced today that it had appointed William J. (“Jim”) Haynes II as its Executive Vice President and General Counsel, effective June 4, 2012.

Dr. Eric A. Rose, SIGA's Chairman and Chief Executive Officer, commented, "Jim has a wealth of legal expertise and business and government experience, which our team values and all of which is important for a commercial-stage company such as SIGA.  I am pleased that Jim has joined our team".

Mr. Haynes brings to the position almost thirty years of legal experience.  He served as Chief Corporate Counsel of Chevron Corporation from 2008 until the beginning of this year, and was General Counsel of the United States Department of Defense between 2001 and 2008.  Mr. Haynes was also twice a partner in the Washington, D.C. office of Jenner & Block.  Currently, he is a Distinguished Fellow at the George Mason School of Law's Center for Infrastructure Protection and Homeland Security.  Mr. Haynes earned his Juris Doctor degree from Harvard Law School, and his Bachelor of Arts degree from Davidson College.

About SIGA Technologies, Inc.

In the United States and around the world, populations face a serious but unmet need for drugs to protect against potentially catastrophic emerging viral pathogens and biological weapons of mass destruction. SIGA Technologies, Inc. is a pharmaceutical company specializing in the development and commercialization of therapeutic solutions for some of the most lethal disease causing pathogens in the world – smallpox, Ebola, dengue, Lassa fever and other dangerous viruses. Our business is to discover, develop, manufacture and successfully commercialize drugs to prevent and treat these high priority threats. Our mission is to disarm dreaded viral diseases and create robust, modern biodefense countermeasures. For more information about SIGA, please visit SIGA’s web site at www.siga.com.

The SIGA Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4504

Contact:

KCSA Strategic Communications

Todd Fromer / Robert Fink

212-896-1215 / 1236

Tfromer@kcsa.com / Rfink@kcsa.com